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                                                                   EXHIBIT 28(a)

                             NOTICE OF STOCK OPTION
                            GRANTED FEBRUARY 6, 2001
                                ("GRANT NOTICE")



To: Charles C. Conaway

1. Grant. Pursuant to approval of the Board of Directors of Kmart Corporation (the "Company"), you are hereby granted, effective February 6, 2001, a Nonqualified Stock Option to purchase 500,000 shares of Common Stock of the Company at $8.55 per share, subject to the terms of this Grant Notice.

2. Vesting. This option shall become vested and exercisable in three equal installments on February 6 of each of 2002, 2003 and 2004.

3. Expiration Date. This option, unless sooner terminated or exercised in full, shall expire on February 7, 2011.

4. Payment of Option Price. The option price for the shares for which this option is exercised by you shall be paid by you, on the date the option is exercised, in cash, in shares of Common Stock owned by you for at least six months prior to the date of exercise or a combination of the foregoing. Any share of Common Stock delivered in payment of the option price shall be valued at its Fair Market Value (as such Capitalized Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation Plan).

5. Treatment under IRC. This option shall not be treated as an incentive stock option under the Internal Revenue Code.

6. SEC Registration. Prior to the vesting date(s) set forth in Paragraph 2 above, the Company shall use its reasonable best efforts to file a registration statement on Form S-8 (or any successor form, or file an amendment to a previously filed registration statement on Form S-8) with the SEC under the Securities Act of 1933 (the "Act") covering the issuance of the shares issuable upon exercise of this option, and shall maintain the effectiveness of such registration statement until this option is exercised in full or expires.

7. Withholding Tax. Notwithstanding anything to the contrary in this Grant Notice, the obligations of the Company to issue stock upon exercise of this option shall be contingent upon your satisfaction of all applicable withholding tax requirements. Such issuance shall be subject to reduction in the number of such shares if necessary, to comply with applicable withholding tax obligations. You may elect, in such form and at such time as the Company may prescribe, to satisfy any tax required to be withheld under applicable federal, state or local law upon exercise of this option in whole or in part, by either having the Company withhold whole shares of Kmart Corporation Common Stock or by delivering other whole shares of Kmart Corporation Common Stock owned by you for at least six months, having a Fair Market Value (as such Capitalized


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Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation
Plan) equal to the amount withheld.

8. Notices. Any notice by you to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to you shall be in writing and shall be deemed duly given if mailed to you at the address last specified to the Company by you.

9. General. The validity and construction of this Grant Notice shall be governed by the laws of the State of Michigan without reference to principles of conflicts of laws.

         This option is not granted pursuant to the Kmart Corporation 1997 Long-Term Equity Compensation Plan. However, except as expressly set forth herein or in the Employment Agreement, this option shall be governed by the terms of such Plan; provided, however, that Section 14.3 of the Plan shall be expressly disregarded for purposes of this Grant Notice. If there is any conflict between such Plan and this Grant Notice, this Grant Notice shall govern. If there is any conflict between the Employment Agreement and either the Grant Notice or the Plan (including, but not limited to, Section 14.3), the Employment Agreement shall govern.

        The obligation of the Company to issue and deliver any stock under this option is specifically subject to all applicable laws, rules, regulations and required governmental approvals. The Company shall use its reasonable best efforts to obtain such approvals as promptly as practicable.


                                    Kmart Corporation


                                    By:
                                       -----------------------------------------


Accepted and agreed:



-----------------------------
Charles C. Conaway






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